Exhibit 1A-6N

AHP Servicing, LLC

PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”) is entered into on _____________, 2019, by and between AHP Servicing, LLC, a Delaware limited liability company (the “Beneficial Owner”) and _______________, a _____________________________ (the “Investor”).

Background

I.       The Beneficial Owner has purchased a portfolio of mortgage loans described on Schedule A (each a “Loan” and together the “Portfolio”).

II.       The Beneficial Owner and the Investor each contributed a portion of the capital to purchase the Portfolio, as set forth on Schedule B.

III.       The Beneficial Owner and the Investor wish to set forth their understandings concerning the distribution of proceeds from the Portfolio.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1.            Ownership. The Beneficial Owner shall be the sole owner of the Loans and the Portfolio, and shall have the power to make all decisions with the Loans and the Portfolio, including but not limited to the decisions to (i) modify or compromise Loans, (ii) sell or otherwise dispose of loans, (iii) foreclose upon Loans, (iv) forgive Loans, (v) rent, sell, or otherwise dispose of real estate acquired through foreclosure of Loans, and (vi) engage the services of third parties with respect to the Loans and the Portfolio. The sole interest of the Investor shall to share in Net Proceeds as set forth in section 3.

2.            Services of Beneficial Owner. The Beneficial Owner will provide the services (and be entitled to the fees) described in the agreements captioned “Servicing Agreement” and “Field Services & Asset Management Agreement” attached as Exhibit A and Exhibit B respectively (the “Beneficial Owner Agreements”) with respect to the Loans in the Portfolio.

3.            Distribution of Net Proceeds.

3.1.            In General. From time to time in the discretion of the Beneficial Owner, but not less than every calendar quarter, the Net Proceeds shall be distributed as follows:

3.1.1.            First, to the Beneficial Owner until the Beneficial Owner has received a full return of its Capital Contribution.

3.1.2.            Second, to the Investor until the Investor has received a full return of its Capital Contribution.

3.1.3.            Third, to the Beneficial Owner until the Beneficial Owner has received a cumulative and compounded return of twelve percent (12%) per year on its Capital Contribution.

3.1.4.            Fourth, seventy-five percent (75%) to the Beneficial Owner and twenty-five percent (25%) to the Investor until the Beneficial Owner has received a Participant IRR of eighteen percent (18%).

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3.1.5.            Fifth, fifty percent (50%) to the Beneficial Owner and fifty percent (50%) to the Investor.

3.2.            Definitions. The following definitions shall apply for purposes of this section 3:

3.2.1.            “Capital Contributions” means the amounts the Beneficial Owner and the Investor have contributed toward the purchase of the Portfolio, as set forth on Schedule B.

3.2.2.            “IRR” means internal rate of return, calculated using the XIRR function in Microsoft Excel.

3.2.3.            “Lender” means an entity that has extended Senior Debt toward the purchase of the Portfolio.

3.2.4.            “Participant IRR” means the IRR of the Beneficial Owner or the Investor, as the case may be, taking into account their respective Capital Contributions and the aggregate amount each has received pursuant to section 3.1.

3.2.5.            “Permitted Expenses” means, with respect to any Loan in the Portfolio (i) all fees and expenses paid to third parties with respect to such Loan, including but not limited to (A) legal fees, (B) accounting fees, (C) appraisal fees, and (D) commissions (whether for the sale of the Loan, the sale or rental of REO property received upon the foreclosure of the Loan, or otherwise); (ii) interest payments associated with such Loan, including interest on Senior Debt; (iii) fees paid to the Beneficial Owner pursuant to the agreements referenced in section 3; (iv) real estate taxes and other governmental assessments; and (v) all other expenses directly associated with such Loan, but not including the general overhead of the Beneficial Owner.

3.2.6.            “Gross Proceeds” means, with respect to any Loan in the Portfolio (i) any payments received with respect to such Loan from the borrower(s) or third parties on behalf of the borrower(s); (ii) the gross proceeds from the sale of all or any part of such Loan; or (iii) the gross proceeds from the rental or sale of real estate obtained from the foreclosure of such Loan sale (REO).

3.2.7.            “Net Proceeds” means (i) the Gross Proceeds received by the Beneficial Owner with respect to any Loans in the Portfolio from time to time, minus (ii) all Permitted Expenses with respect to all Loans in the Portfolio, minus (iii) any payments the Beneficial Owner is required to make to a Lender with respect to Senior Debt incurred to purchase the Portfolio.

3.2.8.            “Senior Debt” means indebtedness incurred by the Beneficial Owner to purchase the Portfolio, secured by a first lien on the Loans and the Portfolio.

3.3.            Holding Payments in Trust. If the Beneficial Owner or the Investor receives payments to which the other party is entitled pursuant to section 3.1, it shall hold such payments in trust for the other party and shall pay over such payments upon request.

4.            Records. The Beneficial Owner shall maintain records of all transactions involving the Loans and the Portfolio, and all payments made pursuant to section 3.1. The Beneficial Owner shall provide to the Investor such reports as the Beneficial Owner and the Investor shall mutually agree from time to time. With reasonable notice to the Beneficial Owner, the Investor and its representatives may examine the books and records of the Beneficial Owner relating to the Loans and the Portfolio, but not more than once every twelve (12) months. Such examination shall be conducted at the sole cost and expense of the Investor, provided that if such examination reveals an underpayment of more than ten percent (10%) to the Investor, then the Beneficial Owner shall reimburse the Investor for such cost and expense.

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5.            Assignment by Investor. The Investor may from time to time assign all or any portion of its interest in this Agreement and the distributions under section 3.1, provided that (i) at no time shall the Beneficial owner be required to make payments under section 3.1 to more than six (6) persons; (ii) the Investor may not assign its right to conduct examinations of the Beneficial Owner’s books and records under section 4; (iii) the Investor shall give the Beneficial Owner no less than thirty (30) days’ notice of any assignment, which notice shall include the name and address of the assignee, the portion of the Investor’s interest being assigned, and such other information as the Beneficial Owner may determine from time to time; and (iv) the assignee shall execute an instrument satisfactory to the Beneficial Owner agreeing to be bound by all of the terms and conditions of this Agreement.

6.            Representations and Warranties. Each party represents and warrants to the other party as follows:

6.1.            Organization. It is a duly formed or organized, validly existing and in good standing limited liability company, and has all requisite power and authority to own and operate its properties, carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Agreement.

6.2.            Authorization. The execution and delivery of this Agreement and the other documents to which it is a party, and performance and compliance with the terms of this Agreement and the other documents to which it is a party have been duly authorized by all necessary action and will not violate organic documents, or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected.

6.3.            Enforceability. This Agreement constitutes its valid, legal and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).

7.            Confidentiality; Employees.

7.1.            Confidentiality.

7.1.1.            Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) trade secrets, (ii) financial information, (iii) business and marketing plans, (iv) the names of employees and owners, (v) and (vi) the terms of this Agreement.

7.1.2.            Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include information that (i) is or becomes publicly known; (ii) was received from any person or entity who, to the best of the recipient's knowledge, has no duty of confidentiality to the owner of the information; (iii) was already known to the recipient prior to the disclosure, as evidenced in writing prior to the date of the other party’s disclosure; or (iv) is developed by the recipient without using any of Confidential Information.

7.1.3.            Confidentiality Obligation. Neither party shall use Confidential Information of the other party except as contemplated by this Agreement, nor disclose any such Confidential Information to persons other than (i) its professional advisors, and (ii) employees or contractors with a need to know such Confidential Information and who have been advised of its confidential nature. Each party shall be liable for any disclosure or misuse of Confidential Information by its respective advisors, employees or contractors. Each party shall use reasonable efforts to protect the Confidential Information of the other party, but in no event less effort than it uses to protect its own Confidential Information.

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7.1.4.            Exception for Legal Process. This section shall not prohibit the disclosure of Confidential Information pursuant to subpoena or other legal process, provided, if lawfully permitted, that the party asked to disclose Confidential Information shall use reasonable effort to give prompt notice to the other party to allow such other party to seek a protective order or other relief.

7.2.            Employees. For as long as payments are being made pursuant to section 3.1 and for a period of one (1) year thereafter, neither the Beneficial Owner nor the Investor shall hire, solicit for hire, or directly or knowingly indirectly use the services of any employee of the other party without the prior written consent of such other party. For purposes of this section 7.2, a person shall be deemed an “employee” of a party if such person has provided services to such party as an employee or independent contractor at any time within the preceding six (6) months.

7.3.            Injunctive Relief. The parties acknowledge that a breach of sections 7.1 or 7.2 will cause the damaged party great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, each party acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, in addition to money damages or other legal or equitable remedies.

8.            No Guaranty; Standard of Care. The Beneficial Owner does not guaranty any financial results to the Investor. The Investor is fully familiar with the business of investing in distressed mortgage loans and the risks associated with such investments. The Beneficial Owner shall manage the Portfolio using the same degree of care it uses to manage its other portfolios of distressed loans, and shall not be liable to the Investor for any loss except a loss arising from the gross negligence or willful misconduct of the Beneficial Owner.

9.            Limitation of Claims. NEITHER PARTY SHALL BE LIABLE UNDER ANY CIRCUMSTANCES (EVEN IF THIS AGREEMENT IS TERMINATED) FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, REVENUE, BUSINESS OPPORTUNITY OR BUSINESS ADVANTAGE), WHETHER BASED UPON A CLAIM OR ACTION OF TORT CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, CONTRIBUTION, INDEMNITY OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF A REMEDY FAILS ITS ESSENTIAL PURPOSE. SUCH LIMITATION IS AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES. However, the foregoing limitation shall not apply to claims arising under section 7.

10.        Miscellaneous.

10.1.        Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

10.2.        Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after the date such notice is deposited with a commercial overnight delivery service with delivery fees paid, or (ii) on the date transmitted by electronic mail (unless the recipient can demonstrated that the message was not delivered to the recipient’s inbox), to the following addresses or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

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Beneficial Owner
Investor

10.3.        Governing Law. This Agreement shall be governed by the internal laws of Illinois without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the Federal or Illinois courts located in or most geographically convenient to Chicago, Illinois, and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Illinois law.

10.4.        Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

10.5.        Force Majeure. Neither party shall be entitled to recover damages or terminate this Agreement by virtue of any delay or default in performance by the other party (other than a delay or default in the payment of money) if such delay or default is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

10.6.        Payment of Fees. In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, provided that if a party prevails only in part the court shall award fees and costs in accordance with the relative success of each party.

10.7.        Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully-executed original; and (ii) electronically, e.g., via DocuSign or Hellosign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

10.8.        No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

10.9.        Fiduciary Obligations. The parties intend that neither this Agreement nor any course of dealing shall create fiduciary obligations.

10.10.    Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

10.11.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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10.12.    Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

10.13.    Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

10.14.    Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

10.15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

AHP SERVICING, LLC

By ___________________________
Jorge P. Newbery, CEO

[INVESTOR]

By ___________________________

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SCHEDULE A

Loans

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SCHEDULE B

Capital Contributions

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EXHIBIT A

Servicing Agreement

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EXHIBIT B

Field Services & Asset Management Agreement

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